Exhibit 10.1
RETIREMENT AGREEMENT
This Retirement Agreement (the “Agreement”), dated as of September 20, 2021, is a binding contract between Cornerstone Building Brands, Inc. (“Cornerstone Building Brands“, with Cornerstone Building Brands and its subsidiaries, affiliates, and related entities (including the entities known as NCI Group, Inc., NCI Building Systems, Inc., Ply Gem Industries, Inc., and Employee’s hiring entity) being referred to in this Agreement collectively as the “Company”), on the one hand, and, James S. Metcalf, individually (“Employee”), on the other hand. The Company and Employee will be referred herein to individually as a “Party” and collectively as the “Parties.”
I.     RECITALS
WHEREAS, Employee is serving as the Chairman and Chief Executive Officer of the Company pursuant to that certain Employment Agreement between Employee and Cornerstone Building Brands, dated November 16, 2018 (the “Employment Agreement”);
WHEREAS, Employee has informed the Board of Directors of Cornerstone Building Brands of his intention to retire from the Company;
WHEREAS, at the request of the Board, Employee agreed to remain (and did remain) in Cornerstone Building Brands’ service as its Chairman and Chief Executive Officer from the date of this Agreement through September 6, 2021 (the “Transition Commencement Date”), and has agreed to continue to serve as Executive Chairman of the Board from Transition Commencement Date through March 31, 2022 (the “Retirement Date“, and the period from Transition Commencement Date through the Retirement Date, the “Transition Period“); and
WHEREAS, the Parties intend hereby to set forth their mutual agreement as to the terms and conditions of such service during the Transition Period and the compensation to which Employee will be entitled for such service.
NOW, THEREFORE, in consideration of the promises and the terms and provisions set forth herein, the mutual benefits to be gained by the performance thereof, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
II.     AGREEMENT
1.Effect of the Transition Commencement Date; Services Following the Transition Commencement Date.
(a)From the date of this Agreement through the Transition Commencement Date, Employee shall continue to serve in such roles as he is serving as of immediately prior to the Transition Commencement Date, including as Chairman and Chief Executive Officer of Cornerstone Building Brands. The terms and conditions of

Employee’s employment prior to the Transition Commencement Date shall be as provided in the Employment Agreement.
(b)Effective as of the Transition Commencement Date, Employee does hereby resign as Chief Executive Officer of Cornerstone Building Brands and all other officer and director positions with the Company, other than as Executive Chairman of the Board.
(c)During the Transition Period, Employee shall continue to serve as Chairman of the Board and as a member of the Board as a Class II Director. During the Transition Period, Employee shall perform such duties as are customarily associated with the Executive Chairman role and shall also perform such other transitional duties as may be reasonably requested by the Board. In such capacity, Employee shall devote such time as is reasonably necessary to perform such duties, including any reasonably necessary business travel on behalf of the Company. Employee’s services in such capacity shall be provided in person in Company offices or remotely, as directed by the Board. During the Transition Period, Employee will report solely to the Board.
(d)Effective as of the Retirement Date, Employee shall retire from the Board.
(e)Employee agrees execute such resignation letters and other instruments as maybe reasonably requested by the Company from time to time to evidence the resignations and retirement contemplated by this Agreement. Employee does hereby waive any claim that the actions contemplated by this Agreement constitute “Good Reason” under paragraph (g) of Appendix A of the Employment Agreement.
2.Compensation and Employee Benefits Matters.
(a)Base Salary. In consideration of his services as Executive Chairman, during the Transition Period, the Company will pay Employee a base salary at an annual rate of $1,100,000 on the Company’s regular payroll schedule.
(b)Benefits; Expense Reimbursement; Etc. During the Transition Period, Employee shall continue to be provided with the employee benefits contemplated by Section 4.f of the Employment Agreement. Not later than the first payroll date after the date on which Appendix A to this Agreement becomes irrevocable, Employee shall receive a lump-sum payment from the Company equal to the aggregate premiums (i.e., both employee and employer portion of the premiums) for medical and dental coverage at his current level of coverage, at the active employee rate for Employee’s period of COBRA coverage (i.e., eighteen (18) months), less applicable withholding taxes.
(c)Annual Bonuses. For the calendar year 2021, Employee will be entitled to be paid an unprorated annual bonus pursuant to Section 4.b of the Employment Agreement based on the actual satisfaction of the applicable performance goals.

Employee understands and agrees that Employee will not have any right or entitlement to an annual bonus in respect of the calendar year 2022.
(d)Minimum Termination Compensation; No Severance Pay. Following the Retirement Date, Employee will be entitled to receive (i) his regular base salary at his current rate through the Retirement Date to the extent unpaid, (ii) all accrued, unused vacation and sick leave according to the Company’s written policies, (iii) reimbursement of business expenses properly incurred through the Retirement Date in accordance with applicable Company policy prior to the Retirement Date, and (iv) any generally applicable vested benefits to which Employee is entitled as a former employee of the Company under the employee benefit plans of the Company, other than severance pay and termination benefits (whether under Section 5 of the Employment Agreement or otherwise).
(e)Effect of the Retirement Date on Equity Awards.
i.The Parties agree that Appendix B to this Agreement (x) sets forth the options to purchase Cornerstone Building Brands common stock (the “Options”), restricted stock units covering shares of Cornerstone Building Brands common stock (“RSUs”) and performance share units (determined applying target levels of performance) (“PSUs”) held by Employee as of the date of this Agreement and (y) indicates (A) the extent to which such awards are vested and unvested as of the date of this Agreement and (B) the extent to which such awards are vested and unvested as of immediately prior to the Retirement Date.
ii.In consideration of Employee’s agreement to continue to provide services to Cornerstone Building Brands during the Transition Period as its Executive Chairman, Appendix B also sets forth (in the column entitled “Additional Vesting”) the agreed-to effect of the occurrence of the Retirement Date on the Options, RSUs and PSUs listed on Appendix B.
iii.Any of the additional vesting following the Retirement Date on any date set forth on Appendix B shall be subject to Employee’s material compliance with the Restrictive Covenants through such date.
iv.For clarity and avoidance of doubt, any vesting or settlement with respect to Options, RSUs and PSUs that occur on dates occurring during the Transition Period shall be unaffected by this Agreement.
v.In addition to the terms set forth on Appendix B, the Parties agree that the vested Options held by Employee shall be exercisable for 180 days following the following dates: (x) for Options that are vested as of the Retirement Date, for 180 days following the Retirement Date; and (y) for Options that become vested pursuant to this Agreement following the Retirement Date, for 180 days following the applicable vesting date.

vi.Employee understands and agrees that Employee will not have any right or entitlement to participate in the annual grant of equity awards to senior executive officers of the Company in the first quarter of 2022.
3.Effect of Termination of Employee’s Services prior to the Retirement Date. In the event (x) that Cornerstone Building Brands shall accelerate the Retirement Date without Cause (as defined in the Employment Agreement), (y) of Employee’s death or permanent disability or (z) that Employee shall accelerate the Retirement Date with Good Reason (as defined herein), Employee (or his Trust as provided in Section 26) shall receive the payments and benefits under this Agreement determined as if Employee’s services as Executive Chairman had continued until the Retirement Date. In the event that the Company shall accelerate the Retirement Date with Cause or Employee shall accelerate the Retirement Date other than with Good Reason (and in each case excluding death and permanent disability), Employee shall forfeit any right to the unpaid or unvested portion of the payments and benefits under this Agreement. For purposes of this Agreement, “Good Reason” shall have the same meaning as provided under paragraph (g) of Appendix A of the Employment Agreement after giving effect to the changes in the terms and conditions of Employee’s employment agreed to by reason of Employee’s entry into this Agreement and shall also include a material breach after the date of this Agreement by the Company of this Agreement or any of the award agreements evidencing the equity awards held by Employee.
4.Effect of this Agreement on the Employment Agreement.
(a)No Severance Pay or Termination Benefits. Other than as expressly set forth in this Agreement, Employee shall not be entitled to separation pay or termination benefits in connection with Employee’s departure from any and all roles held at the Company, including without limitation upon the occurrence of the Retirement Date or the acceleration thereof by any Party, whether under Section 5 of the Employment Agreement or otherwise.
(b)Employee agrees that the restrictive covenants contained in Section 6-12 of the Employment Agreement shall remain in full force and effect as binding obligations on the Parties in accordance with their express terms following execution of this Agreement (and, for clarity, with the Restricted Period (as defined in the last paragraph of Section 7(c) of the Employment Agreement) commencing on the Retirement Date). Employee agrees that he has read and understands these obligations.
5.Review of Agreement. Employee acknowledges that he shall have twenty-one (21) calendar days after receipt of this Agreement to consider and execute this Agreement and that he may use as much or as little of this time as he wishes. To accept the Agreement, Employee must date and sign and return the Agreement to the Company no later than twenty-one (21) days after receipt. Return of the agreement may be made by (i) mail (post-marked on or before the 21st day) or personal delivery to Cornerstone Building Brands, Inc., Attention: Katy Theroux, Chief Human Resources Officer, 5020 Weston

Parkway, Suite 400, Cary, North Carolina 27513, or (ii) email to Katy.Theroux@cornerstone-bb.com. Following execution of the Agreement, Employee shall have seven (7) days to revoke his acceptance of this Agreement. Revocation must be in writing and submitted to the Company at the address and/or e-mail indicated above. Revocation will not be effective unless it is received by the Company prior to the 8th day after Employee executes this Agreement. None of the consideration listed in this Agreement will be provided by the Company unless Employee timely signs this Agreement and the revocation period expires without Employee having exercised his right of revocation. Prior to the date of its effectiveness, this Agreement may be revoked by the Company or Employee at any time.
6.Consult Attorney. By tender of this Agreement to Employee, the Company hereby advises Employee in writing to consult with an attorney of his choosing prior to signing this Agreement.
7.Release of Claims by Employee. In consideration of the payments and benefits to which Employee is entitled hereunder, Employee hereby waives and releases and forever discharges the Company and its and their respective parent entities, subsidiaries, divisions, limited partnerships, affiliated corporations, successors and assigns and their respective past and present directors, managers, officers, stockholders, partners, agents, employees, insurers, attorneys, and servants each in his, her or its capacity as such, and each of them, separately and collectively (collectively, "Releasees"), from any and all existing claims, charges, complaints, liens, demands, causes of action, obligations, damages and liabilities, known or unknown, suspected or unsuspected, whether or not mature or ripe, that Employee ever had and now has against any Releasee arising out of or in any way related to Employee’s employment with or separation from the Company, to any services performed for the Company, to any status, term or condition in such employment, or to any physical or mental harm or distress from such employment or non-employment or claim to any hire, rehire or future employment of any kind by the Company, all to the extent allowed by applicable law. This release of claims includes, but is not limited to, claims based on express or implied contract, compensation plans, covenants of good faith and fair dealing, wrongful discharge, claims for discrimination, harassment and retaliation, violation of public policy, tort or common law, whistleblower or retaliation claims; and claims for additional compensation or damages or attorneys' fees or claims under federal, state, and local laws, regulations and ordinances, including but not limited to Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Worker Adjustment and Retraining Notification Act ("WARN"), or equivalent state WARN Act, the Employee Retirement Income Security Act, and the Sarbanes-Oxley Act of 2002. Employee understands that this release of claims includes a release of all known and unknown claims through the date on which this release of claims becomes irrevocable.
8.Limitation of Release. Notwithstanding the foregoing, this release of claims will not prohibit Employee from filing a charge of discrimination with the National Labor Relations Board, the Equal Employment Opportunity Commission or an equivalent state civil rights agency, but Employee agrees and understands that he is waiving his right to monetary compensation thereby if any such agency elects to pursue a claim on his behalf. Further, nothing in this release of claims shall be construed to waive any right that is not subject to waiver by private agreement under federal, state or local employment or other laws, such as claims for workers' compensation or unemployment benefits or any claims that may arise after the date on which this release of claims becomes irrevocable. In addition, nothing in this release of claims will be construed to affect any of the following claims, all rights in respect of which are reserved:
(a)Any payment or benefit set forth in the Agreement (including Appendix B);
(b)Any rights as a shareholder of Cornerstone Building Brands, Inc.;
(c)Reimbursement of unreimbursed business expenses properly incurred prior to the termination date in accordance with policy of the Company;
(d)Claims in respect of vested equity compensation owned by Employee;
(e)Vested benefits under the general employee benefit plans (other than severance pay or termination benefits under general policy of the Company or under the Employment Agreement, all rights to which are hereby waived and released);
(f)Any claim for unemployment compensation or workers' compensation administered by a state government to which Employee is presently or may become entitled;
(g)Any claim that the Company has breached this Agreement; and
(h)Indemnification as a current or former director or officer the Company (including as a fiduciary of any employee benefit plan), or inclusion as a beneficiary of any insurance policy related to Employee’s service in such capacity.
9.Reaffirmation of General Release. At the close of business on the Retirement Date, Employee shall execute and deliver to the Company the reaffirmation of the release of claims attached hereto as Appendix A. The time periods and remedies of Section 5 of this Agreement shall equally apply to such re-affirmation.
10.Stock Trading and Company Policies. Employee agrees to comply with all Company policies concerning trading in the Company’s securities to the same extent as such policies are applicable to Company employees and officers including, without limitation, “blackout” periods restricting or prohibiting trading in the Company’s securities, whether regularly scheduled or imposed under special circumstances, and any “lockup” requested by any underwriter concerning an offering of the Company’s securities and, agrees to comply with the foregoing to the extent that he is in possession of material non-public information relating to the Company.
11.Non-Alienation. Employee shall not have any right to pledge, hypothecate, anticipate, or in any way create a lien upon any amounts due or payable under this Agreement, and no payments or benefits due hereunder shall be assignable in anticipation of payment either by voluntary or involuntary acts or by operation of law. So long as Employee lives, no person, other than the Parties hereto, shall have any rights under or interest in this Agreement or the subject matter hereof, except as expressly provided herein.
12.Amendment of Agreement. This Agreement may not be modified or amended except by an instrument in writing signed by Employee and an authorized representative of the Company. Employee understands and agrees that any changes the Parties may make to this Agreement, whether material or immaterial, will not restart the time to consider this Agreement.
13.Waiver. No term or condition of this Agreement shall be deemed to have been waived, nor shall there be an estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel.
14.Notices. Except as otherwise stated herein, for purposes of this Agreement, all notices or other communications hereunder shall be in writing and shall be given in person and/or by United States Certified Mail, return receipt requested, postage prepaid (with evidence of receipt by the Party to whom the notice is given) or by email with a copy provided by mail as aforesaid to the addresses of the Company (to the attention of Katy K. Theroux, Chief Human Resources Officer) or Employee at his address most recently contained in the Company’s records. Either Party may designate a different address by providing written notice to the other Party.
15.Severability and Interpretation. If any provision of this Agreement is held to be invalid, illegal or unenforceable, in whole or part, such invalidity will not affect any other provision, and all other provisions will remain in full force and effect. The fact that counsel for any one of the Parties drafted this Agreement shall not be material to the construction of this Agreement.
16.Counterparts and Titles. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, and all of which together will constitute one document. The titles and headings preceding the text of the paragraphs and subparagraphs of this Agreement (including Appendices) have been inserted solely for convenience of reference and do not constitute a part of this Agreement or affect its meaning, interpretation or effect. This Agreement may be executed in counterparts and delivered electronically, including by email and .pdf file.
17.Governing Law. This Agreement will be construed and enforced in accordance with the laws of the State of Delaware, without regard to conflict of law principles of the State of Delaware or the conflict of law principles of any other jurisdiction which would cause the application of any law other than those of the State of Delaware to apply.
18.Mandatory Venue and Jury Waiver. The Parties consent and agree to submit to personal jurisdiction in the State of North Carolina and agree that the exclusive, mandatory venue for any disputes, lawsuits, actions and/or proceedings arising from or related in any way to this Agreement or Employee’s employment is in the state and/or federal courts in Cary, Wake County, North Carolina. Any order entered in a North Carolina court shall be enforceable in any other State, regardless of that State's statutes, laws or case law, the same as if the enforcement thereof were brought in North Carolina, applying North Carolina law. The Parties further agree that in any action to enforce this Agreement or otherwise related to employment, all such matters shall be tried solely before a judge and not a jury, and THE PARTIES AGREE TO WAIVE THEIR RIGHT TO A JURY TRIAL IN ALL SUCH CASES.
19.Alternative Dispute Resolution. If there is a dispute arising out of or related to this Agreement, and if the dispute cannot be settled through direct discussions, the aggrieved party shall by written notice demand that the dispute be submitted to nonbinding mediation before any action is filed in a court or arbitral forum. Employee and the Company hereby agree to endeavor to settle the dispute in an amicable manner by participating in non-binding mediation held in Cary, North Carolina, or such other location as agreed by the Parties, before a mediator jointly selected by the Parties, before either party seeks recourse in court or an arbitral forum. The Parties agree to make a good faith attempt to resolve the dispute through mediation within fourteen (14) days after the written demand for mediation is received by the non-aggrieved party. The provisions of this Paragraph in no way restrict the right of the Company to immediately seek to enforce any of the restrictive covenants provided for in this Agreement or any prior agreement or to otherwise protect the Company from immediate and irreparable harm to the fullest extent allowed by law. The cost of mediation shall be split equally between the Parties and each party shall bear its own costs and attorneys’ fees related to the mediation.
20.No Admission of Liability. Employee acknowledges, by entering into this Agreement, that the Company and the Releasees do not admit to the violation of any employment or labor law or any unlawful or tortious conduct or any other wrongdoing of any kind in connection with Employee or his employment.
21.Inadmissibility of Agreement. Neither this Agreement, nor any of its terms, nor any document, statement, proceeding or conduct related to this Agreement, nor any reports or accounts thereof, shall be construed as, offered or admitted in evidence as, received as, or deemed to be evidence for any purpose adverse to the Parties, including, without limitation, evidence of a presumption, concession, or admission by any of the Parties of any liability, fault, wrongdoing, omission, or damage.
22.Entire Agreement. This Agreement, the provisions of the Employment Agreement expressly incorporated herein and the award agreements evidencing equity awards held by Employee constitute the entire agreement of the Parties with respect to the subject matter hereof, and supersede all prior agreements, understandings, representations, negotiations, discussions or arrangements, either oral or written. For the avoidance of doubt, the restrictive covenants contained in the equity awards held by Employee are hereby reaffirmed and shall remain binding on Employee and in full force and effect according to their terms following execution of this Agreement. None of the Parties have relied on any statements or representations that have been made by any other Party that are not set forth in this Agreement, and no Party is entitled to rely on any representation, agreement or obligation to disclose information that is not expressly stated in this Agreement.
23.Section 409A. This Agreement is intended to comply with Section 409A of the United States Internal Revenue Code and any ambiguous provision will be construed in a manner that is compliant with or exempt from the application of Section 409A. Any taxes or penalties assessed on Employee under Section 409A shall be the sole responsibility of Employee.
24.Third Party Beneficiaries and Binding Effect. Each of the Releasees who are not signatories to this Agreement are hereby agreed to be third party beneficiaries of this Agreement and shall be entitled to all rights, benefits, and protections of this Agreement, and shall further be entitled to enforce this Agreement and each of its terms. This Agreement shall be binding on the Parties hereto, together with their respective executors, administrators, successors, personal representatives, heirs, and assigns.
25.No Other Payments. Employee agrees that except for the payments provided in this Agreement, he is entitled to no other payments or compensation of any kind from the Company or any plan or policy of or agreement with the Company, including the Employment Agreement.
26.Miscellaneous. Nothing in this Agreement restricts Employee from communications with or full cooperation in the investigations of any governmental agency, including the SEC, on matters within their jurisdiction or from cooperating with the Company in any internal investigation. However, as stated above, this Agreement does prohibit Employee from recovering any relief, including monetary relief, as a result of such filing or activities (including any settlement related to such filing). In addition, nothing in this Agreement shall prevent Employee from commencing an action to enforce his rights under this Agreement. If Employee dies prior to full satisfaction of the obligations owed under the Employment Agreement as incorporated herein or this Agreement, any monies that may be due Employee as of the date of Employee’s death (including without limitation any payments that would have been made to him under Section 3(e) had he survived) will be paid to the acting trustee of the JAMES S. METCALF 1999 TRUST dated February 16, 1999, as in effect on the date of his death.
[Remainder of Page Intentionally Blank]

EACH SIGNATORY TO THIS AGREEMENT HAS ENTERED INTO THIS SEPARATION AGREEMENT AND COMPLETE RELEASE OF CLAIMS KNOWINGLY, VOLUNTARILY, FREELY AND WITHOUT DURESS AFTER HAVING CONSULTED WITH AN ATTORNEY OR ADVISOR OF THEIR CHOICE. EACH SIGNATORY AGREES THAT THEY HAVE FULLY READ AND UNDERSTAND THIS AGREEMENT (INCLUDING APPENDICES) AND HAVE HAD A FULL AND FAIR OPPORTUNITY TO ASK ANY QUESTIONS THEY HAVE ABOUT THE AGREEMENT.
EMPLOYEE: James S. Metcalf

By:	/s/ James S. Metcalf

Date:	September 20, 2021

CORNERSTONE BUILDING BRANDS, INC. AND ALL OF THE ENTITIES THE COMPANY

By:	/s/ Alena S. Brenner

Printed Name:	Alena S. Brenner

Title	Executive Vice President, General Counsel and Corporate Secretary

Date	September 20, 2021

APPENDIX A

To:	Cornerstone Building Brands, Inc.
Attention: Katy K. Theroux, Chief Human Resources Officer
Email: Katy.Theroux@cornerstone-bb.com

This letter is in reference to the Retirement Agreement, dated as of September 20, 2021 previously entered into between the Company (as defined therein) and the undersigned (the “Agreement”).
As required by that Agreement, I hereby (i) certify my compliance with all the terms in the Agreement, and (ii) re-affirm, restate and again provide the Company with the complete release of claims set forth in the Agreement, effective as of the Retirement Date (as defined therein).

Sincerely,

/s/ James S. Metcalf
James S. Metcalf

Dated as of the Retirement Date

Appendix B
Treatment of Metcalf Equity Awards

Founders Awards Granted on November 16, 2018
Type of Award / Original No. Granted	As of August 4, 2021		As of March 31, 2022		Additional Vesting
	Vested	Unvested	Vested	Unvested
307,481 Options ($12.16 exercise price)	122,992	184,489	184,489	122,992	•	61,496 vests on November 16, 2022
					•	61,496 vests on November 16, 2023
153,740 RSUs	61,496	92,244	92,244	61,496	•	30,748 vests on November 16, 2022
					•	30,748 vests on November 16, 2023
76,870 PSUs**	153,740*	0	0	0	N/A

2020 Annual Equity Cycle Awards Granted March 16, 2020
Type of Award / Original No. Granted	As of August 4, 2021		As of March 31, 2022		Additional Vesting
	Vested	Unvested	Vested	Unvested
424,528 Options ($4.52 exercise price)	141,509	283,019	283,019	141,509	141,509 vests on March 16, 2023
122,449 RSUs	40,816	81,633	81,633	40,816	40,816 vests on March 16, 2023
306,123PSUs**	0	306,123	0	306,123	Eligible for a full (i.e., unprorated) award based on actual performance

2021 Annual Equity Cycle Awards Granted March 15, 2021
Type of Award / Original No. Granted	As of August 4, 2021		As of March 31, 2022		Additional Vesting
	Vested	Unvested	Vested	Unvested
235,088 Options ($13.78 exercise price)	0	235,088	78,363	156,725	None: unvested forfeited as of Retirement Date
73,926 RSUs	0	73,926	24,642	49,284
184,813 PUSs**	0	184,813	0	184,813

*This number is the actual number earned based on satisfaction of performance metrics: it is subject to Employee’s continued service until November 16, 2021 and will be settled at that time.
** Target number